Exhibit 10.19

January 9, 2012

Brown & Brown, Inc.

220 South Ridgewood Avenue

Daytona, Florida 23115-2412

Attention: Cory T. Walker, Treasurer and CFO

Ladies and Gentlemen:

JPMorgan Chase Bank, N.A (the “Bank”) is pleased to advise that it is prepared to offer a line of credit to Brown & Brown, Inc., a Florida corporation (the “Company”) up to the maximum amount of $50 million, for payment of a portion of the acquisition price of Arrowhead General Insurance Agency, Inc. The offering of this line of credit constitutes an agreement by the Bank to perform an ongoing credit review of the Company to enable the Bank to respond quickly to any request for credit that the Company may make. The line of credit is not a commitment and does not in any way obligate the Bank to make loans or grant any credit. Each decision to make an advance hereunder is discretionary: if the Bank decides to make one advance under this line, the Bank may still use its sole discretion to make or deny any subsequent advance under this line.

Any credit which the Bank may extend will be on such terms and conditions and will bear interest at such rate as the Bank may require at the time the Company requests an advance and must be evidenced by documents in form and substance satisfactory to the Bank.

The Bank will consider requests for advances under the line until February 3, 2012, unless this discretionary line is earlier terminated by the Company or the Bank. This line of credit is issued subject to such factors as the Bank may find relevant at the time of the request, including, without limitation, money market conditions remaining the same as at present; the Bank in its sole discretion continuing to be satisfied with the Company’s financial condition and economic prospects; and the Company’s maintenance of a satisfactory relationship with the Bank.

This letter is for the Company’s information only and is not to be shown to or relied upon by third parties. This letter constitutes the entire understanding between the Bank and the Company with respect to the matters set forth herein and supercedes all prior discussions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

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